EXHIBIT 10.1

DEL MONTE FOODS COMPANY
PERFORMANCE SHARES
AGREEMENT

          This Performance Shares Agreement (the “Agreement”) contains the terms and conditions under which the Compensation Committee of the Board (the “Committee”), on behalf of Del Monte Foods Company (the “Company”), has granted to you, ______________ (the “Participant”), as of January 20, 2005 (the “Grant Date”), and pursuant to the Del Monte Foods Company 2002 Stock Incentive Plan (the “Plan”), units representing the Common Stock of the Company known as “Performance Shares,” in order to encourage you to continue to contribute to the Company’s growth and success.

          1.      Grant of Performance Shares. The Performance Shares award consists of [insert # of units] units representing shares of the Common Stock of the Company, which the Company has granted to the Participant as of the date hereof as a separate incentive in connection with his or her service to the Company and not in lieu of any salary or other compensation for his or her services. The Performance Shares also shall include any new, additional, or different securities or units representing such securities the Participant may become entitled to receive with respect to such Performance Shares by virtue of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock, or the payment of a stock dividend (but only on shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, or any change in the capitalization of the Company pursuant to Section 10(b) of the Plan, or by virtue of any Change of Control or other transaction pursuant to Section 10(c) of the Plan. The Performance Shares shall be subject to the Restrictions pursuant to Section 3 of this Agreement.

          2.      Participant’s Account; Certain Rights in Respect of Performance Shares.

                    (a)     The Performance Shares granted to the Participant shall be entered into an account in the Participant’s name. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to or in respect of the Participant pursuant to this Agreement.

                    (b)     During the period before the release of the Restrictions on the Performance Shares as provided in Section 4, the Participant shall have no voting rights in respect of the Performance Shares.

                    (c)     Dividend equivalents will be credited in the form of additional Performance Shares to the Participant’s account, based on the Fair Market Value of Common Stock on the date the dividend is issued.

          3.     Restrictions. Prior to their release from the Restrictions as set forth in Section 4 below, all Performance Shares held for or in respect of the Participant, and the shares of Common Stock that such Performance Shares represent, may not be assigned, transferred, or otherwise encumbered or disposed of by the Participant.

          4.      Release of Performance Shares from Restrictions.

                    (a)     Subject to the provisions of paragraph (e) of this Section 4, the Restrictions shall cease to apply to the Performance Shares granted under this Agreement, or the Performance Shares shall be forfeit, on the Vesting / Forfeiture Date defined below, or shall vest in their entirety upon the earlier occurrence of a Change of Control. Upon the release of the Performance Shares from the Restrictions (except if receipt of the Performance Shares is deferred as provided in Section 5), the Participant shall be paid the value of his or her account in the form of Common Stock. No fractional shares of Common Stock will be issued. If the calculation of the number of shares of Common Stock to be issued results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.

                     (b)      The Committee, in its sole discretion, has established a target performance goal based on the Company’s Return on Invested Capital (“ROIC Target”), which will be measured annually over a three (3) year “performance period” commencing on May 1, 2006 through May 3, 2009. The ROIC Target or the Performance Shares award may be adjusted by the Committee from time to time, in its sole discretion, to the extent necessary in order to reflect a change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger, consolidation, separation (including a spinoff or other distribution of stock or property by the Company), reorganization, or any partial or complete liquidation by the Company, as provided by Sections 10(b) or 10(c) of the Plan. Based on the Company’s level of achievement of the ROIC Target, the Restrictions shall cease to apply to the Performance Shares or the Performance Shares shall forfeit, according to the following matrix:

Vesting of Performance Shares based on Achievement of ROIC Targets

Performance Period	ROIC Target	Percent of Performance Shares Released from Restrictions or Forfeit Based on Achievement of ROIC Target	Vesting / Forfeiture Date
May 1, 2006 - April 29, 2007 (“Fiscal Year 2007”)	Greater than or equal to Fiscal Year 2007 ROIC Target = vest Less than Fiscal Year 2007 ROIC Target = forfeiture	25%	First day after Company files its Form 10-K for Fiscal Year 2007
April 30, 2007 - April 27, 2008 (“Fiscal Year 2008”)	Greater than or equal to Fiscal Year 2008 ROIC Target = vest Less than Fiscal Year 2008 ROIC Target = forfeiture	25%	First day after Company files its Form 10-K for Fiscal Year 2008

Performance Period	ROIC Target	Percent of Performance Shares Released from Restrictions or Forfeit Based on Achievement of ROIC Target	Vesting / Forfeiture Date
April 28, 2008 - May 3, 2009 (“Fiscal Year 2009”)	Greater than or equal to Fiscal Year 2009 ROIC Target = vest Less than Fiscal Year 2009 ROIC Target % = forfeiture	50%	First day after Company files its Form 10-K for Fiscal Year 2009

The Committee shall have sole discretion to determine whether the ROIC Target has been achieved and whether the Restrictions shall be released from any or all of the Performance Shares. The Committee’s determinations pursuant to the exercise of discretion with respect to all matters described in this paragraph shall be final and binding on the Participant.

                    (c)     The vesting of the Performance Shares, if any, shall be accelerated to include cumulatively the next level(s) of vesting commensurate with the level of ROIC Target achieved. For example, if the Company’s Fiscal Year 2007 ROIC is achieved or surpassed, then 100% vesting of all Performance Shares would occur on the first day after the Company files its Form 10-K for Fiscal Year 2007, subject to the provisions of paragraph (e) of this Section 4. Likewise, if the Company’s Fiscal Year 2007 ROIC is not achieved, then 25% of the Performance Shares shall be permanently forfeited, even if the Company achieves or exceeds its ROIC Target in a subsequent performance period.

                     (d)      Upon the termination of the Participant’s employment by reason of Disability or death, the Performance Shares held by such Participant or his or her designated beneficiary (as applicable) shall continue to vest at the time and in the amounts (if any) set forth pursuant to paragraph (a) of this Section 4, and Common Stock that is distributed on account of Performance Shares that become vested (if any) shall be distributed to the Participant or his or her designated beneficiary (as applicable) subject to Section 6, below.

                     (e)      Upon the termination of the Participant’s employment for any reason other than Disability or death, Performance Shares that remain subject to the Restrictions at such time shall be forfeited by the Participant to the Company; provided that, for Participants covered under the Executive Severance Policy or who are parties to an employment agreement with the Company or a Subsidiary of the Company, in the case of termination of employment without Cause or resignation for Good Reason (as defined in the Executive Severance Policy or employment agreement, as applicable), (i) with respect to Participants who are covered under the Severance Policy, these Performance Shares will be treated under such policy; and (ii) with respect to Participants who are not covered under the Executive Severance Policy but who are parties to an employment agreement with the Company or a Subsidiary of the Company, these Performance Shares will be treated under such employment agreement.

          5.      Deferral. The Committee has the right to determine, in its sole discretion, whether Participants shall be permitted to elect to defer the receipt of a distribution of Common Stock in respect of the Performance Shares under a deferral plan of the Company, in which case, after the Restrictions are released, the Performance Shares would remain as stock equivalent units in the Participant’s account. Stock equivalent units held in the Participant’s account pursuant to this Section 5 shall accrue dividend equivalents that will be credited in the form of additional stock equivalent units to the Participant’s account, based on the Fair Market Value of Common Stock on the date the dividend is issued. At the end of the deferral period, all stock equivalent units will be converted and distributed to the Participant in the form of Common Stock. No fractional shares of Common Stock will be issued. If the calculation of the number of shares of Common Stock to be issued results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.

          6.      Designation of Beneficiary. The Participant may designate a beneficiary or beneficiaries to whom, along with all other grants or awards made to the Participant under the Plan, unvested Performance Shares or Common Stock that is distributed on account of Performance Shares that become vested following the Participant’s death shall be transferred. A Participant shall designate his or her beneficiary by executing the “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” and returning it to the Corporate Secretary. Any form so submitted shall replace, in respect of all grants or awards made to the Participant under the Plan, any previous version of the same form the Participant may have submitted to the Corporate Secretary. A Participant shall have the right to change his or her beneficiary from time to time by executing a subsequent “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” and otherwise complying with the terms of such form and the Committee’s rules and procedures, as in effect from time to time. The Committee shall be entitled to rely on the last “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” submitted by the Participant, and accepted by the Corporate Secretary, prior to such Participant’s death. In the absence of such designation of beneficiary, unvested Performance Shares or Common Stock that is distributed on account of Performance Shares that become vested following the Participant’s death will be transferred to the Participant’s surviving spouse, or if none, to the Participant’s estate. If the Committee has any doubt as to the proper beneficiary, the Committee shall have the right, exercisable in its sole discretion, to withhold such payments until this matter is resolved to the Committee’s satisfaction.

          7.      Taxes. The Company may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the vesting of any Performance Shares or the distribution of Common Stock on account of the vesting of any Performance Shares, including, but not limited to, withholding shares of Common Stock granted under this Agreement equal in value to such withholding taxes, deducting the amount of such withholding taxes from any other amount then or thereafter payable to the Participant, or requiring the Participant or the beneficiary or legal representative of the Participant to pay in cash to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.

          8.      No Special Rights; No Right to Future Awards. Nothing contained in this Agreement shall confer upon any Participant any right with respect to the continuation of his or her service with the Company, or any right to receive any other grant, bonus, or other award.

          9.      Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Corporate Secretary, at One Market @ the Landmark, San Francisco, CA 94105, or at such other address as the Company may hereafter designate in writing.

          10.      Other Benefits. The benefits provided to the Participant pursuant to this Agreement are in addition to any other benefits available to such Participant under any other plan or program of the Company. The Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

          11.      Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

          12.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of laws.

          13.      Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company, and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

          14.      Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

          15.      Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

          16.      Definitions. For purposes of this Agreement, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Change of Control” shall mean the occurrence of one or more of the following events:

(i)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof (a “Person”) or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”), together with any Affiliates (as defined below) thereof;

(ii)	the approval by the holders of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and preferred stock, of the Company (“Capital Stock”) of any plan or proposal for the liquidation or dissolution of the Company;

(iii)	any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock (the “Voting Stock”) of the Company;

(iv)	the replacement of a majority of the Board of Directors of the Company (the “Board of Directors”) over a two-year period commencing after the Effective Date of the Plan, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period (any such individual who was a director at the beginning of such period or is so approved, nominated, or designated being referred to herein as an “Incumbent Director”) or whose election as a member of such Board of Directors was previously approved; provided, however, that no individual shall be considered an Incumbent Director if the individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(v)	a merger or consolidation involving the Company in which the Company is not the surviving corporation, or a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or any other similar transaction.

For purposes of this Paragraph 16(b), “Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative of the foregoing.

(c)	“Disability” shall mean physical or mental disability as a result of which the Participant is unable to perform the essential functions of his or her position, even with reasonable accommodation, for six (6) consecutive months. Any dispute as to whether or not the Participant is so disabled shall be resolved by a physician reasonably acceptable to the Participant and the Company whose determination shall be final and binding upon both the Participant and the Company. Notwithstanding the foregoing provisions of this Paragraph 16(c), “Disability,” when used in connection with the termination of the employment with the Company of an Participant who at the time of such termination is a party to a written employment or retention agreement with the Company, shall have the meaning assigned to such term in such agreement.

(d)	“Restrictions” means those restrictions on the Performance Shares set forth in Section 3.

(e)	“Return on Invested Capital” means net operating profit after tax (income from continuing operations (adjusted for integration costs and expenses) before income taxes, plus interest expense, plus amortization, less taxes calculated at the annual effective tax rate) divided by average invested capital (total assets less assets of discontinued operations less deferred tax assets less accounts payable and accrued expenses less other non-current liabilities) measured at the end of the fiscal year.

(f)	Any capitalized terms not defined in this Agreement shall have the meaning provided in the Plan.

DEL MONTE FOODS COMPANY		PARTICIPANT

By:

Title:	Vice President, Human Resources

7